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                                                                    Exhibit 23.1

                           [Letterhead of KPMG LLP]


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PCsupport.com, Inc.

We consent to the use of our report dated August 20, 1999, with respect to the consolidated balance sheets of PCsupport.com, Inc. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended June 30, 1999, the period from December 10, 1997 (inception) to June 30, 1998 and for the period from December 10, 1997 (inception) to June 30, 1999, which report is incorporated by reference in this registration statement on Form S-8 for the Directors, Officers and Employee Stock Option Plan of PCsupport.com, Inc.


/s/ KPMG LLP

Vancouver, Canada
July 28, 2000